As filed with the Securities and Exchange Commission on October 25, 2005
 Registration No. 333-

===============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------

                         Energy Conversion Devices, Inc.
             (Exact name of Registrant as specified in its charter)
                             -----------------------

                 Delaware                              38-1749884
      (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)               Identification No.)

                              2956 Waterview Drive
                         Rochester Hills, Michigan 48309
                                 (248) 293-0440
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                            Roger John Lesinski, Esq.
                                 General Counsel
                         Energy Conversion Devices, Inc.
                              2956 Waterview Drive
                         Rochester Hills, Michigan 48309
                            Telephone: (248) 293-0440
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             -----------------------

                                    Copy To:
                              Craig A. Roeder, Esq.
                              Baker & McKenzie LLP
                             130 East Randolph Drive
                             Chicago, Illinois 60601
                            Telephone: (312) 861-8000
                             -----------------------

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -----------------------

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
                                            Proposed Maximum      Proposed Maximum
Title of Shares to be     Amount to be     Offering Price Per    Aggregate Offering
    Registered             Registered          Share(1)               Price (1)        Registration Fee
-------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share             1,934,564          $ 32.44             $ 62,757,256.16        $ 7,386.53

========================================================================================================

 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on an average of the high and low prices of our common stock on the Nasdaq National Market System on October 21, 2005, which was $32.44 per share.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
 Section 8(a), may determine.

===============================================================================

 The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these shares of common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED OCTOBER 25, 2005


                                   PROSPECTUS

                                 [COMPANY LOGO]

                                1,934,564 Shares

                                  Common Stock

                         Energy Conversion Devices, Inc.

                              ---------------------


      This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 1,934,564 shares of our common stock. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

      Our common stock is quoted on the Nasdaq Stock Market's National Market System under the symbol "ENER." The last reported sale price of our common stock on October 21, 2005 was $32.44 per share.

                             -----------------------

      Investing in the securities offered by this prospectus involves risks. See "Risk Factors" beginning on page 2.

                             -----------------------

      Neither the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------

               The date of this prospectus is October 25, 2005.

      You should rely only on the information contained in or incorporated by reference in this prospectus. Neither the selling stockholders nor we have authorized anyone to provide you with information in addition to or different from that contained in this prospectus. The selling stockholders will be offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.


                                TABLE OF CONTENTS

   Energy Conversion Devices, Inc. ........................................  1
   Risk Factors ...........................................................  2
   Cautionary Note Regarding Forward-Looking Statements ................... 12
   Selling Stockholders ................................................... 13
   Plan of Distribution ................................................... 14
   Use of Proceeds ........................................................ 16
   Legal Matters .......................................................... 16
   Experts ................................................................ 16
   Where You Can Find More Information .................................... 17
   Incorporation of Certain Information by Reference ...................... 18

                                -----------------

      Unless the context otherwise requires, throughout this prospectus and any prospectus supplement the words "ECD," "we," "us" and "our" refer to Energy Conversion Devices, Inc. and its consolidated subsidiaries.

      "Ovonic(R)" and "OvonicTM" are trademarks and service marks of Energy Conversion Devices, Inc. and its affiliated companies. Each of the other trademarks, trade names or service marks appearing in this prospectus or any prospectus supplement belongs to its respective holder.

                         ENERGY CONVERSION DEVICES, INC.

      Energy Conversion Devices, Inc. is a technology, product development and manufacturing company engaged in the invention, engineering, development and commercialization of new materials, products and production technology in the fields of alternative energy technology and information technology. Based upon the fundamental and pioneering inventions of Stanford R. Ovshinsky, principal inventor, we have established a leadership role in the development of proprietary materials, products and production technology based on our atomically engineered amorphous and disordered materials using chemical and structural disorder to provide multiple degrees of freedom that result in our ability to make many new materials.

      We have developed materials that permit us to design and commercialize products such as thin-film solar cell (photovoltaic) products, nickel metal hydride (NiMH) batteries, and phase-change memory devices. These products have unique chemical, electrical, mechanical and optical properties and superior performance characteristics. Our proprietary materials, products and technologies are referred to as Ovonic.

      We have established a multi-disciplinary business, scientific, technical and manufacturing organization to commercialize products based on our technologies, and have enabling proprietary technologies in the important fields of energy generation and storage and information technology.

      We manufacture and sell our proprietary products through our subsidiaries and joint venture companies and through licensing arrangements with major companies throughout the world. In addition, in support of these activities, we are engaged in research and development, production of our proprietary materials and products, as well as in designing and building production machinery. Our extensive patent portfolio includes numerous basic and fundamental patents applicable to each of our business segments. We invent not only materials, but also develop low-cost production technologies and high-performance products. Our patents, therefore, cover not only materials, but also the production technology and products we develop.

      Our principal executive offices are located at 2956 Waterview Drive, Rochester Hills, Michigan 48309. Our telephone number is (248) 293-0440. We maintain an Internet website at www.ovonic.com. The information contained on our website, or on other websites linked to our website, is not part of this prospectus.

                                  RISK FACTORS


      You should carefully consider the risk factors set forth below and all other information contained in this prospectus, including the documents incorporated by reference and the matters discussed under "Cautionary Note Regarding Forward-Looking Statements" on page 12 before purchasing or otherwise acquiring the common stock offered hereby.

Risks Related To Our Business

      We have a history of losses and our future profitability is uncertain.

      Since our founding, we have incurred substantial net losses in connection with the research, development and commercialization of products based on our technologies and, at June 30, 2005, we had an accumulated deficit of approximately $285.2 million. Our ability to achieve profitability in the future years is uncertain and will depend largely on the successful commercialization of our products, as to which there can be no assurance. If we do not achieve or sustain profitability or otherwise meet the expectations of securities analysts or investors, the market price of our common stock may decline.

      We expect that we will need to obtain additional significant financing to continue to operate our business, including significant capital expenditures to increase our production capacity, and financing may be unavailable or available only on disadvantageous terms.

      We have in the past experienced substantial losses and negative cash flow from operations and have required significant financing, including equity financing and financing provided through capital and operating leases of facilities and equipment, in order to pursue the commercialization of products based on our technologies. We expect that we will continue to need significant financing to operate our business, including capital expenditures to increase our production capacity. There can be no assurance that such additional financing will be available or that the terms of such additional financing, if available, will be acceptable to us. Additional equity financing may result in substantial dilution to our stockholders, including purchasers of the common stock in this offering. If additional financing is not available or not available on terms acceptable to us, our ability to fund our operations, develop and expand our manufacturing operations and distribution network, maintain our research and development efforts or otherwise respond to competitive pressures might be significantly impaired.

      Our revenues and profits are substantially dependent upon licensing arrangements and joint ventures, and our licensees and joint venture partners may be unwilling or unable to devote their financial resources and manufacturing and marketing capabilities to commercialize products based on our technologies.

      We have entered into licensing agreements and joint venture agreements with established industrial companies in order to develop and commercialize certain products based on our technologies. Any revenues or profits which may be derived by us from these licensing and joint venture agreements will be substantially dependent upon the willingness and ability of our licensees and joint venture partners to devote their financial resources and manufacturing and marketing capabilities to commercialize products based on our technologies. There can be no assurance that such financial resources will be available or that such commercialization will be successful. Our joint venture partners are not contractually obligated to provide financing to support the continued operations of our joint ventures. Accordingly, there can be no assurance that our joint ventures will continue to operate. If additional financing is provided to our joint ventures by our joint venture partners, it may be on terms that result in a reduction in our ownership interest in the joint ventures or that otherwise reduce any profits we may realize from the joint ventures. Any funding provided by us to a joint venture while such joint venture is incurring losses will require us to recognize our share of the joint venture's losses under the equity method of accounting. If any of our joint ventures are terminated, there can be no assurance that we will be able to attract new joint venture partners to continue the activities of the terminated joint venture. If our licensees and joint venture partners are unwilling or unable to devote their financial resources and manufacturing and marketing capabilities to commercialize products based on our technologies or if any of our joint ventures are terminated, we may not be able to realize revenues and profits based on our technologies and our business could be materially adversely affected.

      Additional research and development efforts will be required before certain products based on our technologies can be manufactured and sold commercially, and there can be no assurance that such efforts will be successful.

      Additional research and development efforts by us, our licensees or our joint ventures will be required before certain products based on our technologies may be manufactured and sold commercially. The commercialization of products based on our technologies depends upon consumer acceptance, achievement and verification of their overall performance, reliability, efficiency and safety targets. There can be no assurance that such research and development efforts will be successful or that we, our licensees or our joint ventures will be able to develop commercial applications for our products and technologies. Further, the areas in which we are developing technologies and products are characterized by rapid and significant technological change. Rapid technological development may result in our products becoming obsolete or non-competitive. If future products based on our technologies cannot be developed so that they can be manufactured and sold commercially or our products become obsolete or non-competitive, we may be unable to recover investments we have made to develop our technologies and our products and may be unable to achieve profitability.

      In addition, if we, our licensees or our joint ventures experience delays in meeting development goals or if products based on our technologies exhibit technical defects or if we, our licensees or our joint ventures are unable to meet cost or performance goals, the commercialization schedule may be delayed. In this event, potential purchasers of products based on our technologies may choose alternative technologies and any delays could allow potential competitors to gain market advantages.

      It is uncertain that the market will accept our products once the technology has been developed and commercial-scale manufacturing has been achieved.

      There can be no assurance that products based on our technologies will be perceived as being superior to existing products or new products being developed by competing companies or that such products will otherwise be accepted by consumers. The market prices for products based on our technologies may exceed the prices of competitive products based on existing technologies or new products based on technologies currently under development by competitors. There can be no assurance that the prices of products based on our technologies will be perceived by consumers as cost-effective or that the prices of such products will be competitive with existing products or with other new products or technologies. If consumers do not accept products based on our technologies, we may be unable to recover investments we have made to develop our technologies and our products and may be unable to achieve profitability.

      We and our joint venture partners and licensees may not be able to manufacture products based on our technologies successfully on a commercial scale.

      There can be no assurance that we and our joint venture partners and licensees will be able to successfully manufacture products based on our technologies. In order to produce products on a commercial scale, we and our joint venture partners and licensees will be required to establish or significantly increase manufacturing capabilities currently being used to produce certain of our products. Although substantially all of our joint venture partners and licensees have experience in commercial-scale manufacturing, we have little such experience and there can be no assurance that we or our joint venture partners and licensees will expand or establish manufacturing capabilities for manufacturing products beyond those presently in existence. If commercial-scale manufacturing of products based on our technologies is not achieved, we may be unable to recover investments we have made to develop our technologies and our products and may be unable to achieve profitability.

      We and our joint venture partners and licensees may experience performance problems with key suppliers or subcontractors.

      We and our joint venture partners and licensees are highly dependent on the continued services of a limited number of key suppliers and subcontractors. The loss of any of these suppliers and subcontractors could have a material adverse effect on us and on our joint venture partners and licensees. There can be no assurance that existing relationships with key suppliers and subcontractors will continue on acceptable terms and, if not continued, our business could be materially adversely affected.

      Other companies, many of which have greater resources than we, may develop competing products or technologies which cause products based on our technologies to become obsolete or non-competitive.

      We and our joint ventures and licensees currently compete with firms, both domestic and foreign, that perform research and development, as well as firms that manufacture and sell products. In addition, we expect additional potential competitors to enter the markets for our products in the future. Some of these current and potential competitors are among the largest industrial companies in the world with longer operating histories, greater name recognition, access to larger customer bases, significantly more well-established business organizations and product lines, and significantly greater resources and research and development staff and facilities than we. There can be no assurance that one or more such companies will not succeed in developing technologies or products that will become available for commercial sale prior to our products, that will have performance superior to products based on our technologies or that would otherwise render these products obsolete or non-competitive. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

      Our ability to succeed will be dependent upon our ability to successfully implement our business plan, as to which no assurance can be given.

      Our ability to execute our business plan must be considered in light of the inherent risks, expenses and difficulties typically encountered by research and development companies, particularly companies with new and evolving technologies. Such unique difficulties include the costs and expense of our research and development efforts, the uncertainties associated with manufacturing products which implement new technologies, and the uncertainties of market acceptance of our products. We do not know when or whether we, our licensees or our joint ventures will successfully complete research and development of other commercially viable products based on our technologies, other than our photovoltaic systems and NiMH batteries. If we, our licensees or our joint ventures are unable to develop additional commercially viable products based on our technologies, we may not be able to generate sufficient revenue to become profitable.

      We receive a significant portion of our revenues from a small number of customers.

      We historically have entered into agreements with a relatively small number of major customers throughout the world. Our largest five customers represented approximately 51% of our total revenue for the fiscal year ended June 30, 2005, excluding the recognition of a one-time non-cash license revenue of approximately $79.5 million in our Ovonic Battery segment. Our revenues would decrease substantially if we were to lose any major customer.

      Our government product development and research contracts may be terminated by unilateral government action, or we may be unsuccessful in obtaining new government contracts to replace those which have been terminated or completed.

      We have several government product development and research contracts. Any revenues or profits which may be derived by us from these contracts will be substantially dependent upon the government agencies' willingness to continue to devote their financial resources to our research and development efforts. There can be no assurance that such financial resources will be available or that such research and development efforts will be successful. Our government contracts may be terminated for the convenience of the government at any time, even if we have fully performed our obligations under the contracts. Upon a termination for convenience, we would generally only be entitled to recover certain eligible costs and expenses we had incurred prior to termination and would not be entitled to any other payments or damages. Therefore, if government product development and research contracts are terminated or completed and we are unsuccessful in obtaining replacement government contracts, our revenues and profits may decline and our business may be materially and adversely affected.

      The reduction or elimination of government incentives related to solar power could cause our revenues to decline.

      Today, the cost of solar power exceeds the cost of power furnished by the electric utility grid in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan and the United States, have provided incentives in the form of rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated altogether. Reductions in, or eliminations or expirations of, incentives related to solar power could result in decreased demand for United Solar's products and lower our revenue.

      We may suffer the loss of key personnel or may be unable to attract and retain qualified personnel to maintain and expand our business.

      Our success is highly dependent on the continued services of a limited number of skilled managers, scientists and technicians. The loss of any of these individuals could have a material adverse effect on us. In addition, our success will depend upon, among other factors, the recruitment and retention of additional highly skilled and experienced management and technical personnel. There can be no assurance that we will be able to retain existing employees or to attract and retain additional personnel on acceptable terms given the competition for such personnel in industry, universities and non-profit research institutions.

      We may become subject to legal or regulatory proceedings which may reach unfavorable resolutions.

      We are involved in legal proceedings arising in the normal course of business. Due to the inherent uncertainties of legal proceedings, the outcome of any such proceeding could be unfavorable, and we may choose to make payments or enter into other arrangements, to settle such proceedings. Failure to settle such proceedings could require us to pay damages or other expenses, which could have a material adverse effect on our financial condition or results of operations. We have been subject to legal proceedings in the past involving the validity and enforceability of certain of our patents. While such patent-related legal proceedings have been resolved, such proceedings can require the expenditure of substantial management time and financial resources and can adversely affect our financial performance. There can be no assurance that we will not be a party to other legal proceedings in the future.

      We are subject to a variety of federal, state and local laws, rules and regulations related to the discharge or disposal of toxic, volatile or other hazardous chemicals.

      Although we believe that we are in material compliance with these laws, rules and regulations, the failure to comply with present or future regulations could result in fines being imposed on us, suspension of production or cessation of operations. Third parties may also have the right to sue to enforce compliance. Moreover, it is possible that increasingly strict requirements imposed by environmental laws and enforcement policies thereunder could require us to make significant capital expenditures. The operation of a manufacturing plant entails the inherent risk of environmental damage or personal injury due to the handling of potentially harmful substances, and there can be no assurance that we will not incur material costs and liabilities in the future because of an accident or other event resulting in personal injury or unauthorized release of such substances to the environment. In addition, we generate hazardous materials and other wastes that are disposed of at various offsite facilities. We may be liable, irrespective of fault, for material cleanup costs or other liabilities incurred at these disposal facilities in the event of a release of hazardous substances by such facilities into the environment.

      When we are required to account for employee stock option plans using the fair value method, it will significantly increase our net loss and net loss per share.

      The Financial Accounting Standards Board recently issued its Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (Statement 123R), which addresses the accounting for employee stock options. Statement 123R requires that the cost of all employee stock options, as well as other equity-based compensation arrangements, be reflected in financial statements based on the estimated fair value of the awards. Upon our implementation of Statement 123R, we could have significant additional compensation expense. See Note A of Notes to Consolidated Financial Statements for the Three Years Ended June 30,

2005 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 incorporated herein by reference for a more detailed presentation of our accounting for stock-based compensation.

      We have disclosed a material weakness in our internal controls that, if not remedied, could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our stock.

      Pursuant to Section 404 of the Sarbanes-Oxley Act, our management is required to include in our Annual Report on Form 10-K a report that assesses the effectiveness of our internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act. Our Annual Report on Form 10-K is also required to include an attestation report of our independent registered public accounting firm on our management's assessment of the effectiveness of our internal controls.

      The management report on the effectiveness of our internal control over financial reporting included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 concluded that, as of that date, our internal control over financial reporting was not effective. Specifically, management identified a material weakness in internal control over financial reporting with respect to accounting for certain sale transactions resulting from a failure to ensure the correct application of SEC Staff Accounting Bulletin No. 104 - Revenue Recognition when certain sale transactions were entered into with our international customers with shipping terms of Delivered Duty Paid. Management's assessment of the effectiveness of our internal control over financial reporting as of June 30, 2005 has been audited by Grant Thornton LLP, our independent registered public accounting firm, as stated in its report which is included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005. In response to the matter described above, we have undertaken actions that we are confident have fully remediated the material weakness in our internal control over financial reporting.

      Our efforts to comply with Section 404 have resulted in, and are likely to continue to result in, significant costs, the commitment of time and operational resources and the diversion of management's attention. If our management continues to identify or identifies additional material weaknesses in our internal control over financial reporting, we will continue to be unable to assert our internal controls are effective. If we are unable to assert that our internal controls over financial reporting are effective, or if our independent auditors are unable to attest that our management's report is fairly stated or they are unable to express an opinion on our management's evaluation or on the effectiveness of our internal controls, our business may be harmed. Market perception of our financial condition and the trading price of our stock may also be adversely affected and customer perception of our business may suffer.

Risks Related To Our Intellectual Property

      Our success depends upon our ability to protect our intellectual property and our proprietary technology.

      Our success depends in part on our ability to obtain and maintain intellectual property protection for products based on our technologies. Our policy is to seek to protect our products and technologies by, among other methods, filing United States and foreign patent applications related to our proprietary technology, inventions and improvements. The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions.

Our ability to maintain and solidify our proprietary position for our technology will depend on our success in obtaining effective patent claims and enforcing those claims once granted. We do not know whether any of our patent applications will result in the issuance of any patents. Our issued patents and those that may be issued in the future may be challenged, invalidated, rendered unenforceable or circumvented, which could limit our ability to stop competitors from marketing related products or the length of term of patent protection that we may have for our products and technologies. In addition, the rights granted under any issued patents may not provide us with competitive advantages against competitors with similar products or technologies. Furthermore, our competitors may independently develop similar technologies or duplicate technology developed by us in a manner that does not infringe our patents or other intellectual property. Because of the extensive time required for development and commercialization of products based on our technologies, it is possible that, before these products can be commercialized, any related patents may expire or remain in force for only a short period following commercialization, thereby reducing any advantages of these patents and making it unlikely that we will be able to recover investments we have made to develop our technologies and our products based on our technologies.

      We rely on trade secrets and other confidential information to maintain our proprietary position.

      In addition to patent protection, we also rely on protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we have entered into confidentiality agreements with our employees and consultants upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual's relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees also provide that inventions conceived by the individual in the course of rendering services to us will be our exclusive property. Individuals with whom we have these agreements may not comply with their terms. In the event of the unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection for our trade secrets or other confidential information. To the extent that our employees or consultants use technology or know-how owned by others in their work for us, disputes may arise as to the rights in related inventions. Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and could have a material adverse effect on our operating results, financial condition and future growth prospects.

      We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.

      Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

      Interference proceedings brought by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications.

Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and be a distraction to our management. We may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

      Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

      We may not prevail in any litigation or interference proceeding in which we are involved. Even if we do prevail, these proceedings can be expensive and distract our management.

      Third parties may own or control patents or patent applications that are infringed by our products or technologies.

      Our success depends in part on avoiding the infringement of other parties' patents and proprietary rights. In the United States, patent applications filed in recent years are confidential for 18 months, while older applications are not published until the patent issues. As a result, there may be patents of which we are unaware, and avoiding patent infringement may be difficult. We may inadvertently infringe third-party patents or patent applications. These third parties could bring claims against us that, even if resolved in our favor, could cause us to incur substantial expenses and, if resolved against us, could additionally cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we and our joint venture partners and licensees could be forced to stop or delay research, development, manufacturing or sales of products based on our technologies in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Such a license may not be available on acceptable terms, or at all, particularly if the third party is developing or marketing a product competitive with products based on our technologies. Even if we were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property.

      We also may be required to pay substantial damages to the patent holder in the event of an infringement. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

      Any successful infringement action brought against us may also adversely affect marketing of products based on our technologies in other markets not covered by the infringement action. Furthermore, we may suffer adverse consequences from a successful infringement action against us even if the action is subsequently reversed on appeal, nullified through another action or resolved by settlement with the patent holder. The damages or other remedies awarded, if any, may be significant. As a result, any infringement action against us would likely harm our competitive position, be costly and require significant time and attention of our key management and technical personnel.

Risks Related To This Offering

      Our stock price has been subject to significant volatility and your investment could suffer a decline in value.

      There has been a history of significant volatility in the market price of our common stock. We believe that many factors, including several which are beyond our control, have a significant effect on the market price of our common stock. These include:

         o   actual or anticipated changes in energy prices;

         o   actual or anticipated announcements of technological innovations;

         o   new commercial products;

         o   actual or anticipated changes in laws and governmental regulations;

         o   disputes relating to patents or proprietary rights;

         o   changes in business practices;

         o developments relating to our efforts to obtain additional financing to fund our operations;

         o announcements by us regarding transactions with potential strategic partners;

         o changes in industry trends or conditions; o our issuance of additional debt or equity securities; and o sales of significant amounts of our common stock or other securities in the market.

      In addition, the stock market in general, and The Nasdaq National Market in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our management's attention and resources. Further, our operating results may be below the expectations of securities analysts or investors. In such event, the price of our common stock may decline.

      There is a large number of shares that may be sold in the market following this offering, which may depress the market price of our common stock.

      A substantial number of shares of our common stock may be sold in the market in connection with this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock or securities convertible into or exercisable for our common stock in the public market, or the availability of these shares or securities for future sale, following this offering could also cause the market price of our common stock to decline. We have filed a shelf registration statement which, if declared effective by the Securities and Exchange Commission, would permit the public sale of up to $300 million of our securities. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any securities purchased by our "affiliates" as defined in Rule 144 under the Securities Act.

      We may also issue shares of our common stock from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of share that we may issue may also be significant. In addition, we may grant registration rights covering those shares in connection with any such acquisitions and investments. Any such issuance has the potential to dilute your ownership interest in us and our earnings.

      Our quarterly operating results may fluctuate significantly.

      We expect our results of operations to be subject to quarterly fluctuations. The level of our revenues and results of operations at any given time will be based primarily on the following factors:

         o the volume of our sales of photovoltaic products and the level of our expenses incurred in connection with the development, manufacture, marketing and distribution of such products;

         o the status of the development and commercialization of products based on our technologies;

         o our entry into license or joint venture agreements with strategic partners and the timing and accounting treatment of payments to us, if any, under those agreements;

         o our receipt of royalty payments under licenses of our technology to third parties and the timing and accounting treatment of these payments;

         o the addition or termination of research programs or funding support from governmental entities or other third parties;

         o   the addition or termination of machine-building contracts; and

         o variations in the level of capital expenditure and operating expenses related to our business operations during any given period.

      These and other factors may cause the price of our securities to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

      Our management has broad discretion to determine how to use the proceeds received from this offering.

      Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock.

      Because we do not intend to pay dividends, you will not receive funds without selling shares and, depending on when you sell your shares, you may lose the entire amount of your investment.

      We have never declared or paid any cash dividends on our capital stock and do not intend to pay cash dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, if you invest in shares of our common stock, you will not receive any proceeds with respect to your common stock prior to selling it. We also cannot assure you that you will receive a return on your investment when you do sell your shares or that you will not lose the entire amount of your investment.

      Provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company.

      Our certificate of incorporation and bylaws contain provisions that could make it harder for a third party to acquire us without the consent of our Board of Directors. For example, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to call a special meeting of stockholders to remove our Board of Directors or act by written consent without a meeting. The acquiror would also be required to provide advance notice of its proposal to replace directors at any annual meeting, and would not be able to cumulate votes at a meeting, which would require the acquiror to hold more shares to gain representation on the Board of Directors than if cumulative voting were permitted.

      Our Board of Directors also has the ability to issue additional shares of common stock that could significantly dilute the ownership of a hostile acquiror. In addition, Section 203 of the Delaware General Corporation Law limits mergers and other business combination transactions involving 15% or greater stockholders of Delaware corporations unless certain board or stockholder approval requirements are satisfied. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.

      Our Board of Directors could choose not to negotiate with an acquiror that it did not believe was in our strategic interests. If an acquiror is discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by these or other measures, you could lose the opportunity to sell your shares at a favorable price.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including in particular statements about our financial condition, results of operations, plans, objectives, expectations, future performance and business prospects. You can identify these statements by forward-looking words such as "may," "will," "anticipate," "believe," "estimate," "expect," "intend," "plan," "seek" and similar expressions. We have based these forward-looking statements on our current expectations with respect to future events and occurrences. Investors are cautioned that our actual results in the future may differ materially from the expected results reflected in our forward-looking statements. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements are contained herein under "Risk Factors" and elsewhere in this prospectus. Any or all of these factors could cause our actual results and financial or legal status for future periods to differ materially from those expressed or referred to in any forward-looking statement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

                              SELLING STOCKHOLDERS

      The following table provides information, provided to us by the selling stockholders, regarding the beneficial ownership of shares of common stock by the selling stockholders both before the offering and as adjusted to reflect the sale of all of the shares offered under this prospectus. The selling stockholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them. Except as otherwise noted, the address of each of the selling stockholders is c/o Energy Conversion Devices, Inc., 2956 Waterview Drive, Rochester Hills, Michigan 48309.

                          Beneficial Ownership                           Beneficial Ownership
                          Before Offering                                After Offering(1)
                          ---------------------                          ---------------------
                          Number                   Number of Shares      Number
Security Holders          of Shares    Percent     Being Registered(2)   of Shares    Percent
-----------------------   ------------ --------    -------------------   -----------  --------

Robert C. Stempel         1,118,404(3)   3.73%         730,000(4)          388,404      1.31%

Stanford R. Ovshinsky       825,748(5)   2.75%         504,699(6)          321,049      1.08%

Iris M. Ovshinsky           505,753(7)   1.69%         299,865(8)          205,888      0.69%

Ritchie Long/Short
   Trading, Ltd.
2100 Enterprise Ave.
Geneva, Illinois 60134      400,000(9)   1.34%         400,000(9)                0         0%

-----------------

 (1) Assumes all of the shares offered under this prospectus will be sold by the selling stockholders.

 (2) Represents the maximum number of shares that may be sold by the selling stockholders.

 (3) Consists of 81,404 outstanding shares of common stock beneficially owned by Mr. Stempel, 430,000 shares of common stock issued to Mr. Stempel pursuant to a Restricted Stock Agreement dated as of January 15, 1999 between us and Mr. Stempel, 300,000 shares of common stock issuable to Mr. Stempel under the Stock Option Agreement dated as of January 15, 1999 between us and Mr. Stempel, and 307,000 shares of common stock issuable upon the exercise of stock options granted to Mr. Stempel pursuant to our employee stock option plans that are currently exercisable or exercisable within 60 days after the date of this prospectus.

 (4) Consists of 430,000 shares of common stock issued to Mr. Stempel pursuant to the Restricted Stock Agreement with Mr. Stempel and 300,000 shares of common stock issuable to Mr. Stempel under the Stock Option Agreement with Mr. Stempel.

 (5) Consists of 165,660 outstanding shares of common stock beneficially owned by Mr. Ovshinsky, 528,088 shares of common stock issuable to Mr. Ovshinsky under a Stock Option Agreement dated as of November 18, 1993, as amended June 27, 2005, between us and Mr. Ovshinsky, and 132,000 shares of common stock issuable upon the exercise of stock options granted to Mr.

      Ovshinsky pursuant to our employee stock option plans that are currently exercisable or exercisable within 60 days after the date of this prospectus. Under the rules and regulations of the SEC, Mr. Ovshinsky may be deemed to be a beneficial owner of the shares of common stock owned by his wife, Iris M. Ovshinsky. Such shares are not reflected in Mr. Ovshinsky's share ownership in this table.

 (6) Consists of 153,420 outstanding shares of common stock and 351,279 shares of common stock issuable to Mr. Ovshinsky under the Stock Option Agreement with Mr. Ovshinsky.

 (7) Consists of 73,110 outstanding shares of common stock beneficially owned by Dr. Ovshinsky, 342,643 shares of common stock issuable to Dr. Ovshinsky under a Stock Option Agreement dated as of November 18, 1993, as amended June 27, 2005, between us and Dr. Ovshinsky, and 90,000 shares of common stock issuable upon the exercise of stock options granted to Dr. Ovshinsky pursuant to our employee stock option plans that are currently exercisable or exercisable within 60 days after the date of this prospectus. Under the rules and regulations of the SEC, Dr. Ovshinsky may be deemed to be a beneficial owner of the shares of common stock owned by her husband, Stanford R. Ovshinsky. Such shares are not reflected in Dr. Ovshinsky's share ownership in this table.

 (8) Consists of 65,601 outstanding shares of common stock and 234,264 shares of common stock issuable to Dr. Ovshinsky under the Stock Option Agreement with Dr. Ovshinsky.

 (9) Consists of 400,000 shares of common stock issuable upon the exercise of currently exercisable warrants.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may sell any or all of the shares covered by this prospectus from time to time. The selling stockholders may sell all or a portion of the shares, on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

   o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

   o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

   o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

   o an exchange distribution in accordance with the rules of the applicable exchange;

   o     privately negotiated transactions;

   o     short sales;

   o     transactions to cover short sales;

   o "at the market" to or through market makers or into an existing market for the shares of common stock;

   o     a combination of any such methods of sale; and

   o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In addition, certain of the selling stockholders may sell shares pursuant to sale plans adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

      The selling stockholders may also engage in short sales against the box, puts and calls, swaps and other transactions in our securities or derivatives of our securities (whether exchange listed or otherwise) and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The selling stockholders may pay brokers or dealers commissions or give them discounts or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser. The compensation of any particular broker or dealer may be in excess of customary commissions. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Upon notification to us by a selling stockholder that any material arrangement has been entered into with broker-dealers for the sale or purchase of shares, we will file a supplement to this prospectus, if required, disclosing:

   o     the name of the participating broker-dealers;

   o     the number of shares involved;

   o     the price at which such shares were sold;

   o the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

   o that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

   o     other facts material to the transaction.

      In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

      Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. Also, if a broker-dealer is unable to sell the shares as agent for the selling stockholders, the broker-dealer may purchase, as principal, any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Also, broker-dealers may sell shares in the Nasdaq Stock Market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with these resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market and to the activities of the selling stockholders and their affiliates. We have also informed the selling stockholders of the need to deliver a copy of this prospectus at, or prior to, the time of any sale of the shares of common stock offered by this prospectus.

      We are required to pay all of the expenses incidental to this offering and sale of the shares, other than underwriting costs and brokerage discounts and commissions that will be paid by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                 USE OF PROCEEDS

      The selling stockholders will receive all of the net proceeds from the sale of the common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock.

      Of the 1,934,564 shares of common stock covered by this prospectus, 1,285,543 shares are issuable upon the exercise of outstanding stock options and warrants. We will receive proceeds of approximately $22,509,576 if all of these stock options and warrants are exercised and the aggregate exercise price is paid in full in cash. We intend to use any proceeds received by us upon the exercise of these options and warrants to fund our ongoing business operations and for other general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon by Roger John Lesinski, Esq., our General Counsel. Mr. Lesinski beneficially owns 1,200 shares of common stock and holds presently exercisable options to purchase an additional 22,510 shares of common stock.

                                     EXPERTS

      The consolidated financial statements, the related financial statement schedule, and management's assessment of the effectiveness of internal control over financial reporting of ECD as of and for the year ended June 30, 2005, incorporated by reference in this registration statement from our Annual Report on Form 10-K (the "Annual Report"), have been audited by Grant Thornton LLP, our Independent Registered Public Accounting Firm, as stated in their reports with respect thereto (which report on management's assessment of the effectiveness of the Company's internal control over financial reporting expressed an unqualified opinion and an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), and are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements and the related financial statement schedule as of and for the year ended June 30, 2004 incorporated by reference from our Annual Report have been audited by Grant Thornton LLP, our Independent Registered Public Accounting Firm, as stated in their report included in the Annual Report (which report expresses an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements for the fiscal year ended June 30, 2003 and the related financial statement schedule incorporated by reference from our Annual Report have been audited by Deloitte & Touche LLP, an Independent Registered Public Accounting Firm, as stated in their report included in the Annual Report (which report expresses an unqualified opinion and contains explanatory paragraphs relating to (i) our change in method of accounting for goodwill and other intangible assets in fiscal year 2003, and
 (ii) substantial doubt about our ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to such registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copies at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, included us. Our common stock is quoted on the Nasdaq Stock Market's National Market System under the symbol "ENER." General information about our company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.ovonic.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus. The documents we incorporate by reference are:

   o our Current Report on Form 8-K filed with the SEC on August 31, 2005;

   o     our Annual Report on Form 10-K for the year ended June 30, 2005; and

   o the description of our common stock included in our Registration Statement on Form 8-A, as filed with the SEC on November 27, 1968, including any amendments or reports filed for the purpose of updating such description.

      Information in Current Reports on Form 8-K furnished to the SEC, including under Item 9 or 12 of Form 8-K (prior to August 23, 2004) or Item 2.02 or 7.01 of Form 8-K (on or subsequent to August 23, 2004) prior to, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

      You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

                       Energy Conversion Devices, Inc.
                       2956 Waterview Drive
                       Rochester Hills, Michigan 48309
                       Attention:  Corporate Secretary
                       (248) 293-0440

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of such fees and expenses, except for the SEC Registration Fee, are estimated.

             SEC Registration Fee..............................    $ 7,386.53
             Printing and Engraving Fees.......................      1,000.00
             Legal Fees and Expenses  .........................     15,000.00
             Accounting Fees and Expenses......................      5,000.00
             Blue Sky Fees and Expenses........................      1,000.00
             Transfer Agent and Registrar Fees.................      1,000.00
             Miscellaneous.....................................        613.47
                                                                   ----------
                                  Total....................... .   $31,000.00
                                                                   ==========

Item 15.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Article Eleven of our Certificate of Incorporation generally provides that we will be obligated to indemnify our officers and directors to the fullest extent permitted by Delaware law.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
 (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

      Article Thirteen of our Certificate of Incorporation provides that no director will be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section
 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of such Article Thirteen may not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having served as our directors or officers.

Item 16.  Exhibits.

  Exhibit                               Exhibit Title
  Number
------------  ------------------------------------------------------------------
    3.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 2-A to the Registrant's Form 8-A filed with the SEC on September 29, 1967)

    3.2 Certificate of Amendment to Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1999)

    3.3 Certificate of Amendment to Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-Q for the fiscal quarter ended March 31, 2004)

    3.4 Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2005)

    5.1       Opinion of Roger John Lesinski, Esq.

    23.1 Consent of Independent Registered Public Accounting Firm, Grant Thornton LLP

    23.2 Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP

    23.3      Consent of Roger John Lesinski, Esq. (included in Exhibit 5.1)

    24.1      Power of attorney (included in signature page)

Item 17.  Undertakings.

      The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus  required by Section  10(a)(3) of the Securities Act of 1933, as amended;

                (ii) To reflect in the  prospectus  any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to
             Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 25th day of October, 2005.

                                    ENERGY CONVERSION DEVICES, INC.


                                    By: /s/ Robert C. Stempel
                                        ------------------------------------
                                        Robert C. Stempel,
                                        Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

      We, the undersigned officers and directors of Energy Conversion Devices, Inc., hereby, severally constitute and appoint each of Roger John Lesinski, Esq. and Ghazaleh Koefod our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:




/s/ Robert C. Stempel        Chairman of the Board, Chief      October 25, 2005
--------------------------   Executive Officer and Director
Robert C. Stempel            (Principal Executive Officer)



/s/ Stephan W. Zumsteg       Vice President and Chief          October 25, 2005
--------------------------   Financial Officer (Principal
Stephan W. Zumsteg           Financial and Accounting Officer)


/s/ Stanford R. Ovshinsky    President, Chief Scientist and    October 25, 2005
--------------------------   Technologist and Director
Stanford R. Ovshinsky

/s/ Robert I. Frey           Director                          October 25, 2005
--------------------------
Robert I. Frey



/s/ William J. Ketelhut      Director                          October 25, 2005
--------------------------
William J. Ketelhut



/s/ Florence I. Metz         Director                          October 25, 2005
--------------------------
Florence I. Metz



/s/ Iris M. Ovshinsky        Director                          October 25, 2005
--------------------------
Iris M. Ovshinsky



/s/ Stephen Rabinowitz       Director                          October 25, 2005
--------------------------
Stephen Rabinowitz

                                INDEX TO EXHIBITS

  Exhibit
  Number                                Exhibit Title
------------  ------------------------------------------------------------------
    3.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 2-A to the Registrant's Form 8-A filed with the SEC on September 29, 1967)

    3.2 Certificate of Amendment to Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1999)

    3.3 Certificate of Amendment to Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-Q for the fiscal quarter ended March 31, 2004)

    3.4 Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2005)

    5.1       Opinion of Roger John Lesinski, Esq.

    23.1 Consent of Independent Registered Public Accounting Firm, Grant Thornton LLP

    23.2 Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP

    23.3      Consent of Roger John Lesinski, Esq. (included in Exhibit 5.1)

    24.1      Power of attorney (included in signature page)